UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 3, 2017 (February 28, 2017)

Inspyr Therapeutics, Inc.

(Exact name of registrant as specified in Charter)

Delaware	000-55331	20-0438951
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

31200 Via Colinas, Suite 200

Westlake Village CA 91362

(Address of Principal Executive Offices)

210-479-8112

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sale of Equity Securities.

The disclosure contained in Item 5.02 of this Current Report on Form 8-K regarding the issuance of a warrant to purchase shares of common stock, par value $0.0001 (“Common Stock”) of Inspyr Therapeutics, Inc. (the “Company”) to Russell Richerson, PhD, in connection with his resignation as chief operating officer is incorporated by reference in this item 3.02. The warrant is exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof and/or Regulation D promulgated thereunder.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2017, Russell Richerson, PhD, resigned as chief operating officer of the Company, effective immediately. In connection with his resignation and in consideration of his years of service, the Company and Dr. Richerson entered into a separation release of claims agreement (“Separation Agreement”) pursuant to which the Company: (i) issued Dr. Richerson a warrant to purchase 76,726 shares of Common Stock with an exercise price of $0.75 per share and a term of three and a half (3.5) years, (ii) agreed to make the vested portion of any options held by Dr. Richerson, exercisable at any time during their remaining term regardless of any termination provisions contained in the applicable equity compensation plans pursuant to which such awards were made (collectively, the “Awards”) and (iii) agreed to reduce the exercise prices of such Awards to $0.75 per share for the duration of their respective terms. In consideration of the foregoing, Dr. Richerson agreed to release the Company from any and all claims, including any rights or obligations as contained in his prior employment agreement, as amended. A copy of the form of Separation Agreement is attached as Exhibit 10.01 to this Current Report.

Additionally, pursuant to the Separation Agreement, Dr. Richerson entered into a consulting agreement with the Company for a period of three (3) months to assist in the transition of his prior duties. Pursuant to the consulting agreement, Dr. Richerson will receive compensation of $10,000 per month.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.01	Separation Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 3, 2017

GenSpera, Inc.

By:	/s/ Christopher Lowe
Christopher Lowe
Chief Executive Officer

INDEX OF EXHIBITS

Exhibit No.	Description
10.01	Separation Agreement